Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated November 2, 2016 (the “Offer to Purchase”), and the related Letter of Transmittal and any amendments or supplements to the Offer to Purchase or Letter of Transmittal and, other than as described below, is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any state in which the making or acceptance of the Offer would not be in compliance with the laws of such state or any administrative or judicial action pursuant thereto. However, the Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer in any state and extend the Offer to holders of Shares in such state.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Everyday Health, Inc.

at

$10.50 Net Per Share Pursuant to the Offer to Purchase

Dated November 2, 2016

by

Project Echo Acquisition Corp.

a direct wholly-owned subsidiary of

Ziff Davis, LLC,

a wholly-owned subsidiary of

j2 Global, Inc.

Project Echo Acquisition Corp., a Delaware corporation (the “Purchaser”), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (“Shares”), of Everyday Health, Inc., a Delaware corporation (“Everyday Health”), at a price per Share of $10.50 (the “Offer Price”), net to the holder in cash (less any applicable tax withholding and without interest), subject to the terms and conditions described in the Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”). The Purchaser is a wholly owned subsidiary of Ziff Davis, LLC, a Delaware limited liability company (“Parent”). Parent is a wholly-owned subsidiary of j2 Global, Inc., a Delaware corporation (“j2”).

Tendering stockholders who tender directly to American Stock Transfer & Trust Company, LLC, which is acting as the depositary in connection with the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions to the Depositary or D.F. King & Co., Inc., which is acting as the information agent in connection with the Offer (the “Information Agent”), or, except as set forth in the Letter of Transmittal, transfer taxes on the sale of Shares in the Offer. However, U.S. federal income tax backup withholding, or other applicable withholding in other jurisdictions, may be required with respect to Shares unless an exemption applies and is properly demonstrated to the Depositary or other paying agent including, if applicable, via the provision of a certificate from the applicable tax authority, or unless the required taxpayer identification information and certain other certifications are provided to the Depositary or other paying agent. See the section titled “Important Tax Information” of the Letter of Transmittal. Stockholders who hold their Shares through a broker, bank or other nominee should consult such institution as to whether it charges any service fees. The Purchaser will pay the fees and expenses incurred by the Depositary and the Information Agent in connection with the Offer. The Purchaser is offering to purchase all the Shares as a first step in acquiring the entire equity interest in Everyday Health. As soon as practicable following the acceptance of Shares for payment in the Offer, Parent, j2, the Purchaser and Everyday Health will complete the Merger (as defined below) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), without a vote of Everyday Health stockholders.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON FRIDAY, DECEMBER 2, 2016, UNLESS THE OFFER IS EXTENDED.

There is no financing condition to the Offer. The Offer, and the obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer, is conditioned on the satisfaction of the Minimum Condition (as defined below). The “Minimum Condition” requires that the number of Shares validly tendered in accordance with the terms of the Offer, and not validly withdrawn, on or prior to the end of the day, by one minute after 11:59 p.m., New York City time, on Friday, December 2, 2016 (the “Expiration Date,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement (as defined below), in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire), together with the Shares, if any, then owned by Parent and its affiliates (including the Purchaser) (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been received), represents at least one more Share than 50% of the sum (without duplication) of (x) the total number of Shares outstanding at the time of the expiration of the Offer plus (y) the aggregate number of Shares issuable to holders of options to purchase Everyday Health common stock (each, a “Company Option”) from which Everyday Health has received notices of exercise prior to the expiration of the Offer (and as to which Shares have not yet been issued to such exercising holders of Company Options), to the extent that the foregoing Company Options are outstanding immediately prior to the time at which the Purchaser accepts for payment and pays for such number of Shares validly tendered and not withdrawn as satisfies this condition (the “Offer Acceptance Time”) regardless of whether vested or otherwise exercisable at or immediately prior to the Offer Acceptance Time, plus (z) the aggregate number of Shares that will be issuable upon the deemed exercise of any warrants to purchase Everyday Health common stock, to the extent that such warrants are outstanding immediately prior to the Offer Acceptance Time and exercisable at or immediately prior to the Offer Acceptance Time. Pursuant to the Merger Agreement, for purposes of determining whether the Minimum Condition has been satisfied, Parent and the Purchaser shall include for purposes of its determination thereof Shares tendered in the Offer pursuant to guaranteed delivery procedures if and only if Shares subject to such guarantees have been received by the Depositary as of the Expiration Date. The Offer is also subject to the satisfaction of certain other conditions described in the Offer to Purchase, including, among other conditions, (i) the expiration or termination of any applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer having been issued by any court of competent jurisdiction or remaining in effect nor any action having been taken, or any legal requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which directly or indirectly prohibits, or makes illegal, the acquisition of or payment for shares pursuant to the Offer, or the consummation of the Merger, (iii) that the Merger Agreement has not been terminated in accordance with its terms and (iv) holders of Shares representing no more than 15% of the outstanding Shares have demanded (and not withdrawn) appraisal rights under Section 262 of the DGCL for such Shares. See Section 14—“Conditions of the Offer” of the Offer to Purchase for a description of the conditions to the Offer.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 21, 2016 (the “Merger Agreement”), by and among Everyday Health, Parent, the Purchaser and (solely with respect to Section 9.11 thereof) j2. Pursuant to the Merger Agreement, after the completion of the Offer and the satisfaction or waiver of the conditions to the Merger, the Purchaser will be merged with and into Everyday Health as soon as practicable after the acceptance of Shares for payment in the Offer, without a vote of the stockholders of Everyday Health, in accordance with Section 251(h) of the DGCL, with Everyday Health surviving the Merger as a direct wholly-owned subsidiary of Parent (the “Merger”). At the effective time of the Merger, each Share then outstanding (other than Shares accepted for payment in the Offer and Shares owned by Everyday Health’s stockholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, subject to any withholding of taxes required by applicable law, as set forth in the Merger Agreement and described in the Offer to Purchase. For a more comprehensive description of the Merger Agreement, see Section 13—“The Merger Agreement; Other Agreements” of the Offer to Purchase.

The board of directors of Everyday Health unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair and advisable to, and in the best interest of, Everyday Health and its stockholders, (ii) agreed that the Merger shall be effected pursuant to Section 251(h) of the DGCL, (iii) approved the execution, delivery and performance by Everyday Health of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, and (iv) resolved to recommend that Everyday Health’s stockholders accept the Offer and tender their Shares to the Purchaser in response to the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of the Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the aggregate Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser’s obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares in the Offer. Under no circumstances will interest be paid on the Offer Price by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase)), (ii) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

Subject to the terms of the Merger Agreement, Parent and the Purchaser expressly reserved the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that without Everyday Health’s prior written approval, the Purchaser may not (i) decrease the Offer Price; (ii) change the form of consideration payable in the Offer; (iii) decrease the maximum number of Shares to be purchased in the Offer; (iv) impose conditions to the Offer other than those set forth in Section 14—“Conditions of the Offer” of the Offer to Purchase; (v) amend or modify any of the conditions of the Offer described in Section 14—“Conditions of the Offer” of the Offer to Purchase in a manner that adversely affects, or would reasonably be likely to adversely affect, any holder of Shares; (vi) change or waive the Minimum Condition or any of the Specified Offer Conditions (as defined in Section 14—“Conditions of the Offer” of the Offer to Purchase); (vii) extend or change the Expiration Date in a manner other than as required or permitted by the Merger Agreement; or (viii) provide any “subsequent offering period” within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Subject to the terms of the Merger Agreement and applicable law, the Purchaser may extend the Offer by giving oral or written notice of the extension to the Depositary and publicly announcing such extension by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer. The Purchaser is required by the Merger Agreement to extend the Offer (i) for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the U.S. Securities and Exchange Commission (the “SEC”) or its staff or the NYSE; (ii) for successive periods of up to 10 business days per extension, until expiration or termination of applicable waiting periods (or any extension thereof) under the HSR Act; and (iii) at Everyday Health’s request, if any conditions to the Offer have not been satisfied or waived as of December 2, 2016, for one or more additional periods of 10 business days per extension, to permit such condition to be satisfied, subject to Parent’s right to terminate the Merger Agreement at any time prior to the Offer Acceptance Time, if holders of Shares representing more than 15% of the outstanding Shares have demanded (and not withdrawn) appraisal rights under Section 262 of the DGCL for such Shares. See Section 13—“The Merger Agreement; Other Agreements” of the Offer to Purchase.

If, at the expiration of the Offer, all of the conditions to the Offer have been satisfied or waived, the Purchaser will accept for payment and promptly pay for Shares tendered and not properly withdrawn in the Offer. Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, j2, Parent, the Purchaser and Everyday Health will cause the Merger to become effective as soon as practicable after the acceptance of Shares for payment in the Offer, without a vote of the stockholders of Everyday Health, in accordance with Section 251(h) of the DGCL.

Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the expiration of the Offer and, unless already accepted for payment by the Purchaser in the Offer, may also be withdrawn at any time after January 1, 2017. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase). If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedures described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase at any time before the expiration of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be resolved by and at the discretion of the Purchaser.

The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. For a more complete description of the material U.S. federal income tax consequences of the Offer and the Merger, including matters pertinent to non-U.S. stockholders, see Section 5—“Material U.S. Federal Income Tax Consequences” of the Offer to Purchase. Stockholders should consult with their tax advisors as to the particular U.S. federal income tax consequences of the Offer and the Merger to them, as well as tax consequences under any other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws or under any applicable income tax treaty.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Everyday Health has agreed to provide the Purchaser with Everyday Health’s stockholder lists and security position listings for the purpose of disseminating the Offer to Purchase (and related documents) to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed by or on behalf of the Purchaser to record holders of Shares and will be furnished by or on behalf of the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer. Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers as set forth below. Requests for copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent at its address and telephone numbers set forth below, and copies will be furnished promptly at the Purchaser’s expense. The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than to the Depositary and the Information Agent) for soliciting tenders of Shares in the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Stockholders may call toll free: (800) 848-3416

Banks and Brokers may call collect: (212) 269-5550

evdy@dfking.com

November 2, 2016

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